Exhibit 99.1

               Versata Reports Fiscal Third Quarter 2005
         Financial Results and Announces Cost Reduction Plan

    OAKLAND, Calif.--(BUSINESS WIRE)--Sept. 14, 2005--Versata, Inc. (Pink Sheets:VATA), a provider of business rules technology for the development of agile business applications, today reported financial results for the fiscal third quarter ended July 31, 2005. The company also announced a comprehensive cost reduction plan that includes closing some locations and a company-wide reduction in force of approximately 35 percent.
    Total revenue for the fiscal third quarter was $2.3 million, a 10 percent decrease from the second quarter. Software license revenue, however, increased 16 percent sequentially, to $275,000, excluding $66,000 from sales of Versata's Business Activity Monitoring (BAM) dashboard software. Revenue from this new product is expected to be recognized ratably over the next 12 months. Maintenance and support revenue declined to $1.3 million during the third quarter from $1.5 million in the second quarter. Professional services revenue also declined to $668,000 in the third quarter from $744,000 during the second quarter.
    Versata's net loss narrowed to $1.8 million during the third quarter from $2 million in the second quarter. Net loss per share improved to $0.22 per share from $0.25 per share in the second quarter. The company used $2.6 million of its cash to fund operations during the third quarter, compared to $2.5 million last quarter. Versata ended the third quarter with slightly more than $3.3 million in cash and cash equivalents. The company's cash burn was one of many factors that motivated the cost reduction plan. Versata expects to realize approximately $1.3 million in savings beginning in the first quarter of fiscal 2006.
    "We are focused on two elements of our business: financial and technical," said David Chamberlain, president and CEO of Versata. "While we have taken a significant action with today's workforce reduction, we recognize this is just one step toward returning the company to the financial position it needs to be in to move forward. Our technical capability, embodied in Versata 6, remains solid."

    Versata 6 Gaining Momentum

    Versata 6 became generally available during the third quarter, and at least 25 customers and partners have adopted this new functionality. Versata believes that customers have adopted Versata 6 because it makes it possible for them to deploy and modify complex applications that drive service-oriented architectures. Moreover, the entire platform is based on open standards, which the company believes will make prospects more willing to implement it.

    Public Sector Opportunity

    While Versata has been successful in the financial services market, the company is also seeing its efforts pay off in the public sector. For example, a previously announced engagement with the State of Utah to construct an application to automate the administration of its unemployment insurance benefits system is scheduled to go live on October 1. Total time spent on the project -- from start to finish -- was 12 months, a sharp contrast to the industry standard three-to-five years. Versata is pursuing a relationship with a major systems integrator that would allow it to cost-effectively pursue engagements with other states, producing bids for new unemployment systems.

    Quarterly Conference Call

    Versata will host its quarterly conference call, open to all interested parties, at 2:00pm (PDT), 5:00pm (EDT), today. The call will be available over the Internet at www.versata.com.

    About Versata

    Versata provides solutions for automating and simplifying the building, maintenance and ongoing evolution of large, complex, data-intensive enterprise applications. These applications typically access multiple data sources, incorporate multiple database tables and user interfaces, execute very complex business transactions and support thousands of users. The Versata solution effectively and efficiently replaces time intensive hand-coding efforts with simple, intuitive business rules and graphical process flow specification. Versata Global 2000 customers include Bank of America, B. T., CGI-AMS, Daimler/Chrysler, JPMorganChase & Co., Meridian Health Care Management, Merrill Lynch and Union Bank of California. For more information, please visit http://www.versata.com, or call +1 (800) 984-7638 and +1 (510) 628-1000 for international calls.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements in this release include, statements regarding the Company's expectations, beliefs, hopes, intentions or strategies including without limitation, the realization of anticipated savings in cash burn from the cost reduction plan, the generation of additional revenue by focusing on specific markets and the resulting ability to improve the Company's financial results and financial viability, the reasons for customers' adoption of Versata 6, the use of open standards to enhance sales, the anticipated go-live date for the State of Utah application, and the potential transaction with a major systems integrator in connection with additional public sector business opportunities. These statements are not guarantees of future performance and actual results could differ materially from Company's current expectations. Factors that could cause or contribute to such differences include, but are not limited to: the inability to reduce cash burn to the degree or at the rate anticipated, the inability to generate additional revenue from specific markets and the resulting inability to improve the Company's financial results and financial viability, delays in the deployment of the State of Utah application and delay or inability to complete a transaction with a major system integrator. As a result, actual results may vary, perhaps materially, from those contained in the forward-looking statements. All forward looking statements included in this press release are based upon information available to the Company as of the date hereof, and the Company does not assume any obligation to update such statements or the reasons why actual results could differ materially from those projected in such statements.

    Versata and the Versata logo are registered trademarks of Versata, Inc. in the United States and other countries.



                             VERSATA, INC.
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND NET LOSS
                 (In thousands, except per share data)
                              (Unaudited)


                               Three Months Ended    Nine Months Ended
                                     July 31,           July 31,
                             --------------------- -------------------
                                2005        2004      2005      2004
                             ---------   --------- --------- ---------

Revenue:
  Software license            $   275     $ 1,548   $   668   $ 4,065
  Maintenance and support       1,328       1,587     4,424     4,477
  Professional services           668         925     2,001     2,664
                             ---------   --------- --------- ---------
    Total revenue               2,271       4,060     7,093    11,206
                             ---------   --------- --------- ---------

Cost of revenue:
  Software license                 26          67        67       184
  Maintenance and support         258         393       925     1,144
  Professional services           860         834     2,803     2,395
                             ---------   --------- --------- ---------
    Total cost of revenue       1,144       1,294     3,795     3,723
                             ---------   --------- --------- ---------

Gross profit                    1,127       2,766     3,298     7,483
                             ---------   --------- --------- ---------

Operating expense:
  Sales and marketing           1,285       1,408     3,809     4,321
  Product development             766       1,002     2,732     3,117
  General and administrative      819         596     2,411     2,775
  Stock-based compensation         --          89        --       312
  Restructuring and other          66         645        66     1,216
                             ---------   --------- --------- ---------
    Total operating expense     2,936       3,740     9,018    11,741
                             ---------   --------- --------- ---------

Loss from operations           (1,809)       (974)   (5,720)   (4,258)

Interest income, net               24          32        97        89
Other non-operating
 income, net                      (29)       (108)      (51)     (143)
                             ---------   --------- --------- ---------
Net loss                      $(1,814)    $(1,050)  $(5,674)  $(4,312)
                             =========   ========= ========= =========

Basic and diluted net
 loss per share               $ (0.22)    $ (0.13)  $ (0.69)  $ (0.54)
                             =========   ========= ========= =========

Weighted-average common
 shares outstanding             8,178       8,135     8,176     8,042
                             =========   ========= ========= =========






                             VERSATA, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)


                                               July 31,    October 31,
                                                 2005         2004
                                             -----------  ------------
                                             (Unaudited)   (Restated)
                    ASSETS
Current assets:
  Cash and cash equivalents                     $3,334      $ 3,307
  Short-term investments                            --        5,135
  Accounts receivable, net                         914        1,986
  Prepaid expenses and other current assets        618          495
                                             -----------  ------------
     Total current assets                       $4,866      $10,923

Property and equipment, net                        888          772
Long-term investments                               --        1,400
Other assets                                       533          112
                                             -----------  ------------
     Total assets                               $6,287      $13,207
                                             ===========  ============

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                              $1,173      $ 1,188
  Accrued liabilities                            1,152        1,653
  Current portion of accrued restructuring
   and other                                       165          757
  Current portion of capital lease
   obligations                                      59           65
  Current portion of deferred revenue            2,807        3,553
                                             -----------  ------------
     Total current liabilities                   5,356        7,216

Deferred revenue, less current portion             413          588
Other long-term liabilities                        275          150
                                             -----------  ------------
     Total liabilities                           6,044        7,954
                                             -----------  ------------

Stockholders' equity:
  Preferred stock                                   --           --
  Common stock                                      45           45
  Additional paid-in capital                   217,547      216,903
  Accumulated other comprehensive loss            (757)        (777)
  Accumulated deficit                         (216,592)    (210,918)
                                             -----------  ------------
     Total stockholders' equity                    243        5,253
                                             -----------  ------------
     Total liabilities and stockholders'
      equity                                    $6,287      $13,207
                                             ===========  ============



    CONTACT: Stapleton Communications Inc.
             Deborah Stapleton, 650-470-4200